EXHIBIT 10.7

GEMMA POWER SYSTEMS, LLC

DEFERRED COMPENSATION PLAN

EFFECTIVE APRIL 6, 2017

Section 1.                                          Purpose.

Gemma Power Systems, LLC (the “Employer”) is establishing the Gemma Power Systems, LLC Deferred Compensation Plan (the “Plan”) effective as of April 6, 2017 (the “Effective Date”).  The Plan is intended to be a nonqualified deferred compensation plan and to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan is intended to be exempt from the provisions of Code Section 409A to the maximum extent possible.  Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

Section 2.                                          Definitions

As used in the Plan, including this Section 2, unless otherwise indicated by the context:

2.1                               “Approved Leave of Absence” shall mean any absence authorized by the Employer under the Employer’s standard personnel practices and provided that the Employee returns within the period of approved absence.  An absence due to service in the armed forces of the United States shall be considered an Approved Leave of Absence to the extent required under Section 414(u) of the Code.

2.2                               “Award Date” shall mean the date during a Plan Year when an Eligible Employee is deemed to be credited with Deferred Compensation for such year.

2.3                               “Beneficiary” or “Beneficiaries” shall mean the person or persons entitled to any survivor benefits payable under the Plan, as provided in Section 6.

2.4                               “Cause” shall mean the occurrence of one of the following events with respect to an Eligible Employee:

(a)                                 Conviction or plea of nolo contendere to (a) a felony or (b) a misdemeanor involving moral turpitude;

(b)                                 The Eligible Employee materially breaches any provision of his or her stated duties or employment agreement, or intentionally fails to comply in any material respect with the Employer’s reasonable instructions, which instructions are consistent with the scope of his or her agreement or stated duties, and such breach or failure is not cured by the Eligible Employee within ten (10) days following written notice of such breach or failure from the Employer, provided that, if the Eligible Employee’s breach cannot be cured within such ten (10) day period but is capable of being cured, the Eligible Employee shall have a reasonable time in which to cure his or her breach so long as (x) he or she has commenced such cure, and (y) he or she proceeds diligently to effectuate such cure; or

(c)                                  Fraud, misappropriation, embezzlement or other act of material misconduct involving the assets, personnel or business of the Employer, or that would adversely affect the reputation of the Employer.

2.5                               “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.6                               “Committee” shall mean an administrative committee appointed by the Chief Executive Officer of the Employer.

2.7                               “Deferred Compensation Account” shall mean the separate bookkeeping account maintained with respect to each Eligible Employee under the Plan to credit the amount of the Eligible Employee’s Deferred Compensation Contributions for a Plan Year.  Each Eligible Employee’s Deferred Compensation Contributions shall be credited to a separate Deferred Compensation Account each year.  Such account shall not be adjusted for any earnings or losses.

2.8                               “Deferred Compensation Contribution” shall mean the annual amount, if any, deemed credited to an Eligible Employee’s Deferred Compensation Account each Plan Year in accordance with Section 3.1 hereof.

2.9                               “Disability” or “Disabled” shall mean the determination under the Employer’s long-term disability policy that the Eligible Employee is disabled in accordance with the terms of that policy.

2.10                        “Effective Date” shall be April 6, 2017.

2.11                        “Eligible Employee” shall mean the employees of the Employer selected by the Chief Executive Officer of the Employer from time to time to be eligible to participate in the Plan, provided that the individual must be a highly compensated or management employee of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.12                        “Employer” shall mean Gemma Power Systems, LLC and its subsidiaries and affiliates.

2.13                        “Plan” shall mean the Gemma Power Systems, LLC Deferred Compensation Plan, as amended from time to time.

2.14                        “Plan Year” shall mean the twelve-month period ending on January 31 of each calendar year.

Section 3.                                          Plan Benefit.

3.1                               Deferred Compensation Contributions.  Deferred Compensation Contributions for each Plan Year, if any, for an Eligible Employee shall be deemed to be credited to the Deferred Compensation Account of such Eligible Employee on the Award Date.

Section 4.                                          Vesting.

4.1                               Timing of Vesting. Each Eligible Employee’s Deferred Compensation Account for a Plan Year will vest as follows if such Eligible Employee has been continuously employed by the Employer on such date:

50% on the fifth anniversary of the Award Date that the amount is deemed to be credited to the Eligible Employee’s Deferred Compensation Account; 25% on the sixth anniversary of the Award Date that the amount is deemed to be credited to the Eligible Employee’s Deferred Compensation Account; and 25% on the seventh anniversary of the Award Date that the amount is deemed to be credited to the Eligible Employee’s Deferred Compensation Account

Notwithstanding the foregoing, upon an Eligible Employee’s Disability or death, except by suicide, such Eligible Employee’s Deferred Compensation Account(s) shall be fully vested.

Notwithstanding the foregoing, if an Eligible Employee is terminated from employment for Cause then any amounts not yet distributed to the Eligible Employee, whether or not vested, shall be forfeited.

For purposes of this Section, an Eligible Employee shall be considered to be continuously employed during any period of an Approved Leave of Absence.

Section 5.                                          Form and Commencement of Payment of Payment of Benefit.

5.1                               Form and Timing. The vested amounts in an Eligible Employee’s Deferred Compensation Account shall be paid in cash within two and one-half months after the end of the Plan Year in which such vesting occurs subject to applicable tax withholding.  Notwithstanding the foregoing, upon the vesting of amounts in an Eligible Employee’s Deferred Compensation Account, as soon as practicable after the vesting of such account, the Eligible Employee shall be entitled to receive an amount equal to [25%] of such vested account balance to enable the Eligible Employee to pay applicable employment taxes related to such vesting.

5.2                               Death.  In the event that an Eligible Employee dies while employed by the Employer, the Deferred Compensation Account(s) shall be paid to the Eligible Employee’s Beneficiary.

5.3                               Claims Procedure.

5.3.1                                 An Eligible Employee in the Plan will automatically receive the benefits to which he/she is entitled under the Plan.  If an Eligible Employee feels he or she has not been provided with all benefits to which he or she is entitled under the Plan, he or she may file a written claim with the Committee with respect to his or her rights to receive benefits from the Plan.

5.3.2                                 The Eligible Employee will be notified of the acceptance or denial of the claim for benefits within ninety (90) days from the date the Committee receives the application.  In some cases, the request may take more time to review and an additional processing period of up to ninety (90) days may be required.  If that happens, the Eligible Employee will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects that a determination will be made with respect to the claim.  If the extension is required due to the failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Eligible Employee until the date on which the Eligible Employee responds to the Plan’s request for information.

5.3.3                                 If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to a claim, the Eligible Employee will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based.  This notice also will explain what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

5.3.4                                 If the claim has been denied, the Eligible Employee may request that the Committee review the denial.  The Eligible Employee’s request must be in writing and must be made within sixty (60) days after written notification of denial.  In connection with this request, the Eligible Employee (or his/her duly authorized representative) may:

A.                                    Be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim;

B.                                    Submit to the Committee written comments, documents, records, and other information related to the claim; and

C.                                    Request in the timely application for review a conference with the reviewer to be held at the offices of the Employer at a mutually agreeable date and time (but not later than 60 days after receipt of the request for review).

5.3.5                                 The review by the Committee will take into account all comments, documents, records, and other information claimant submits relating to the claim.  The Committee will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review.  In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required.  If that happens, the Eligible Employee will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Eligible Employee until the date on which the Eligible Employee responds to the Plan’s request for information.

5.3.6                                 The Committee’s decision on the claim for review will be communicated in writing.  If an adverse benefit determination is made with respect to the claim, the notice will include (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (ii) a statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (iii) a statement of the Eligible Employee’s right to bring a civil action under Section 502(a) of ERISA.

5.3.7                                 The decision of the Committee (or its designee) is final and binding on all parties.

5.3.8                                 These procedures must be exhausted before the Eligible Employee may bring a legal action seeking payment of benefits.  The Eligible Employee may not bring a legal action seeking payment of benefits more than one year after receiving written notice of the decision of the claim for review, except as required by law.

5.4                               Payment of Taxes.  To the extent required by law, the Employer shall withhold Federal, state and local taxes (including but not limited to income taxes and to employment taxes under the Federal Insurance Contributions Act) with respect to any amounts that are distributed from the Plan to an Eligible Employee or to a Beneficiary.

Section 6.                                          Beneficiary Designation.

6.1                               Beneficiary Designation.  The Eligible Employee shall have the sole right, at any time, to designate any person, persons or trust(s) as his or her primary or contingent Beneficiary or Beneficiaries to whom payment under Section 5.2 shall be made in the event of his or her death.  Any Beneficiary designation may be changed by the Eligible Employee by the filing of a new Beneficiary designation form with the Committee, which filing will cancel all Beneficiary designations previously filed.  Any Beneficiary designation shall be made in a written instrument provided for such purpose by the Committee. All Beneficiary designations must be filed with the Committee and shall be effective only when received in writing by the Committee.  If the Eligible Employee fails to designate a Beneficiary, or if all designated Beneficiaries predecease the Eligible Employee, then the Eligible Employee’s designated Beneficiary shall be deemed to be the Eligible Employee’s surviving spouse, and if there is no surviving spouse, the designated Beneficiary shall be deemed to be the Eligible Employee’s estate.

Section 7.                                          Administration.

7.1                               Committee.  The Committee (a) shall have complete discretion to supervise the administration and operation of the Plan and to adopt rules and procedures governing the Plan from time to time, and (b) authority to interpret the Plan, and to determine the nature and amount of benefits.  The Committee may appoint one or more individuals, who may be an employee of the Employer, to be the Committee’s agent with respect to the administration and operation of the Plan.  In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.  Any person, entity, or committee to whom the Committee delegates duties or responsibilities pursuant to the Plan shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan, including the Eligible Employee.  Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Committee shall be final and conclusive for all Plan purposes.

7.2                               Binding Effect of Decisions.  Notwithstanding anything in the Plan to the contrary, the Committee shall have discretionary and final authority to make all determinations and take all other actions necessary or desirable for the Plan’s administration, including, without limitation, (a) determine all questions concerning eligibility, elections, contributions and benefits under the Plan, (b) construe all terms of the Plan, including any uncertain terms, (c) interpret Plan terms to reflect the Employer’s intent and (d) determine all questions concerning Plan administration.  All decisions of the Committee on any question concerning the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties, and such determinations and decisions shall not be reviewable.  Any determination made by the Committee shall be given deference in the event it is subject to judicial review and shall not be overturned unless it is arbitrary and capricious.

7.3                               Indemnification of Committee.  The Employer shall indemnify and hold harmless the members of the Committee and their duly appointed agents (to the extent that such agents are employees of the Employer) against any and all claims, loss, damage, expense or liability (including reasonable attorney fees) arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by any such member or agent of the Committee.

Section 8.                                          Amendment and Termination of Plan.

8.1                               Amendment.  The Employer may at any time amend, suspend or reinstate any or all of the provisions of the Plan, except that no such amendment. suspension or reinstatement may adversely affect the Eligible Employee’s benefit under the Plan as it existed as of the day before the effective date of such amendment, suspension or reinstatement, without the Eligible Employee’s prior written consent.  Written notice of any amendment or other action with respect to the Plan shall be given to the Eligible Employee.

No oral representation concerning the interpretation or effect of the Plan document shall be effective to amend the Plan.

8.2                               Termination.  The Employer in its sole discretion may terminate this Plan at any time and for any reason whatsoever. Upon termination of the Plan, the Committee shall take those actions necessary to administer the Eligible Employee’s benefit accrued under the Plan through the day before the effective date of such termination; provided, however, that termination of the Plan shall not adversely affect the value of the Eligible Employee’s benefit, as it existed as of the day before the effective date of such termination, or the timing or method of distribution of the Eligible Employee’s benefit, without the Eligible Employee’s prior written consent. Notwithstanding the foregoing, the termination of the Plan shall not give rise to accelerated or automatic vesting of the Eligible Employee’s benefit.

Section 9.                                          Miscellaneous.

9.1                               Funding.  The Eligible Employee, his or her Beneficiaries, and their respective heirs, successors and assigns, shall have no secured interest in or claim against any property or assets of the Employer by virtue of this Plan. Any funds invested under the Plan shall continue to be part of the general assets of the Employer for all purposes. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.  Notwithstanding the foregoing, the Employer may create a “rabbi trust” to hold funds to be used in payment of the obligations of the Employer under the Plan, which trust shall be funded only in the sole discretion of the Employer.  Nothing contained in the Plan shall constitute a guaranty by the Employer or any other person or entity that the assets of the Employer will be sufficient to pay the value of the benefit under the Plan.

9.2                               Non-assignability.  No right or interest under the Plan of the Eligible Employee or his or her Beneficiary (or any person claiming through or under any of them) shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of any Eligible Employee or Beneficiary. If the Eligible Employee or Beneficiary shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence.

9.3                               Independence of Benefits.  Except as otherwise provided herein or pursuant to the terms of any separate agreement with an employee, the benefits payable under the Plan shall be independent of, and in addition to, any other benefits or compensation, whether by salary, or bonus or otherwise, payable under any employment agreements that now exist or may hereafter exist from time to time between the Employer and any employee. The Plan does not in any way affect or reduce the existing and future compensation and other benefits of any employee.  No amount payable hereunder shall be considered compensation for purposes of any employee benefit plan maintained by the Employer.

9.4                               Compliance with 409A.  The Employer makes no guarantee with respect to the tax treatment of payments hereunder and the Committee shall not be responsible in any event with regard to non-compliance with Section 409A of the Code.  The Eligible Employee (or Beneficiary) shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on Eligible Employees (or Beneficiary) or their Deferred Compensation Accounts in connection with this Plan (including any taxes, penalties and interest under Section 409A), and the Employer shall not have any obligation to indemnify or otherwise hold the Eligible Employee (or any Beneficiary or personal representative) harmless from any or all of such taxes, penalties or interest. It is intended that all amounts payable hereunder shall satisfy the short-term deferral exception in Treas. Reg. § 1.409A-1(b)(4). The Committee reserves the right to amend the provisions of this Plan at any time in order to avoid the imposition of additional tax under Code Sections 409A on any payments or credits to any account to be made hereunder.

9.5                               Delay in Payment.  If the Employer reasonably anticipates that any payment scheduled to be made hereunder would violate any law or jeopardize the ability of the Employer to continue as a going concern if paid as scheduled, then the Employer may defer that payment.  In addition, the Employer may, in its discretion, delay a payment upon such other events and conditions as the IRS may prescribe or may delay payments as required by federal or state law.  The amounts so deferred shall be distributed to the Eligible Employee or Beneficiary (in the event of the Eligible Employee’s death) at the earliest possible date on which the Employer reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the Internal Revenue Service.

9.6                               Captions.  The captions contained herein are for convenience only and shall not control or affect the meaning or construction hereof.

9.7                               Governing Law.  Except to the extent preempted by federal law, the provisions of the Plan shall be construed and interpreted according to the laws of the State of Connecticut (other than those conflict of law rules that could lead to the application of another state’s laws).

9.8                               Successors.  The provisions and liabilities of the Plan shall bind and inure to the benefit of the Employer and its respective successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the applicable entity and successors of any such company or other business entity.

9.9                               No Implied Rights.  Nothing contained herein shall be construed to confer upon the Eligible Employee the right to continue to serve as an employee of the Employer or in any other capacity. In addition, nothing contained herein shall be construed to limit either the right of the Employer to terminate the employment of the Eligible Employee, or the right of the Eligible Employee to terminate employment.

9.10                        Severability.  If a court of competent jurisdiction holds any provision of the Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

IN WITNESS WHEREOF, the Gemma Power Systems, LLC Deferred Compensation Plan is executed by its respective duly authorized representative, effective as of April 6, 2017.

GEMMA POWER SYSTEMS, LLC

By:	/s/ William F. Griffin. Jr.
Title:	CEO